Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)
UNION PACIFIC CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $2.50 par value per share	Rule 457(o)	$100,000,000	(1)	n/a	$100,000,000		$147.60 per $1,000,000	$14,760
Equity	Plan Interests	Rule 457(o)		(2)			(2)			(2)
Total Offering Amounts									$14,760
Total Fee Offsets									$-
Net Fee Due									$14,760

(1)
This Registration Statement on Form S-8 covers $100,000,000 worth of common stock, par value $2.50 (“Common Stock”) of Union Pacific Corporation (the “Company”) that is (i) authorized for issuance under the Union Pacific Agreement Employee 401(K) Retirement Thrift Plan and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issued pursuant to the adjustment provisions of the Plan, including by reason of any stock split, stock dividend or other similar transaction.

(2)
In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Union Pacific Agreement Employee 401(K) Retirement Thrift Plan.